Exhibit 99.1

LaBranche & Co Inc.
Larry Prendergast
Executive Vice President of Finance
Harvey S. Traison
Senior Vice President & Chief Financial Officer
(212) 425-1144

Financial Dynamics

Investors: Michael Polyviou
Media: Brian Maddox / Scot Hoffman
(212) 850-5600

LABRANCHE & CO. REACHES AGREEMENT IN PRINCIPLE
WITH NYSE AND SEC STAFF REGARDING NYSE SPECIALIST INVESTIGATION

NEW YORK, New York, February 18, 2004 – LaBranche & Co Inc. (NYSE:LAB) and its specialist trading subsidiary LaBranche & Co. LLC (collectively, “LaBranche”) announced an agreement in principle with the New York Stock Exchange, Inc. (“NYSE”) and the staff of the Securities and Exchange Commission (“SEC”), subject to final approval by the SEC, to settle pending investigations by the NYSE and SEC concerning specialist trading activity.

It is LaBranche’s understanding that the settlement will take the form of an administrative order with findings based on a neither admit nor deny offer of settlement.  The findings neither admitted nor denied will include violations of Section 11(b) of the Securities Exchange Act of 1934 and rules promulgated thereunder concerning specialist trading, including maintaining a fair and orderly market.  The findings neither admitted nor denied will also include violations of Section 15(b)(4)(E), including failure to supervise with respect to certain transactions in which one or more employees allegedly violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder.  The agreement is subject to the drafting of settlement papers and final approval by the SEC.

Pursuant to the agreement in principle, and without admitting or denying any wrongdoing, LaBranche would pay a total of $63.5 million in restitution to customers and civil penalties for certain trades that occurred during the five-year period from 1999 to 2003.  Of the total $63.5 million, $41.6 million is restitution and $21.9 million is civil penalties. LaBranche will record a $63.5 million pre-tax charge for its year ended 2003, as it represents a subsequent event according to generally accepted accounting principles.  The charge will be included in the Company’s 2003 10-K report, due to be filed in March 2004.

Founded in 1924, LaBranche is a leading Specialist firm. The Company is the Specialist for more than 650 companies, nine of which are in the Dow Jones Industrial Average, 30 of which are in the S&P 100 Index and 103 of which are in the S&P 500 Index. In addition, LaBranche acts as the Specialist in over 200 options.

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